Exhibit 99.1

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: William Hitselberger
                    (215) 665-5046

PMA Capital Announces First Quarter 2004 Results

Philadelphia, PA, April 29, 2004 — PMA Capital (NASDAQ: PMACA) today announced net income of $12.2 million, or 35 cents per diluted share, for the first quarter of 2004, compared with net income of $10.7 million, or 34 cents per diluted share, for the first quarter of 2003. Included in net income were after-tax net realized investment gains of $5.6 million, or 15 cents per diluted share, for the first quarter of 2004, compared to $2.8 million, or 9 cents per diluted share, for the same period last year. The dilutive effect of our convertible debt reduced net income by 4 cents per share in 2004, while not affecting earnings in 2003.

Consolidated revenues were $237.4 million for the first quarter of 2004, compared to $303.1 million for the first quarter of 2003. The decrease reflects lower net premiums earned due to our fourth quarter 2003 withdrawal from the reinsurance business.

Vincent T. Donnelly, President and Chief Executive Officer commented, “While our premium writings in the first quarter were constrained by the fourth quarter change in The PMA Insurance Group’s A.M. Best rating, we are pleased with the support we received from our customers who continue to recognize the Group’s financial strength and superior service. We continue to work on restoring our A- rating. In that regard, we have requested the approval of the Pennsylvania Insurance Department to ‘unstack’ The PMA Insurance Group from PMA Re, which would make the companies that comprise The PMA Insurance Group direct subsidiaries of PMA Capital Corporation. While the Department’s approval of our request will not assure a rating change, we believe this is an important step towards restoring The PMA Insurance Group’s A- rating.”

The Company also announced today that William E. Hitselberger has been promoted to Executive Vice President and Chief Financial Officer of PMA Capital Corporation. In addition to retaining his duties as the Company's Chief Financial Officer, Mr. Hitselberger will also be responsible for the management of the Run-off Operations. Commenting on his promotion, Mr. Donnelly said “Bill has been significantly engaged in a leadership role in the Run-off Operations since November 2003. I am confident that Bill will successfully oversee an efficient run-off in addition to his other responsibilities as Chief Financial Officer.”

Financial Condition

Total assets were $4.0 billion as of March 31, 2004, compared to $4.2 billion as of December 31, 2003. Shareholders’ equity increased to $486.1 million as of March 31, 2004, compared to $463.7 million as of December 31, 2003.

Book value per share increased to $15.51 as of March 31, 2004, compared to $14.80 as of December 31, 2003. Net unrealized gains on fixed maturities increased to $40.8 million after-tax, or $1.30 per share, as of March 31, 2004, compared to $31.4 million after-tax, or $1.00 per share, at year-end 2003. Total outstanding debt was $187.6 million as of both March 31, 2004 and December 31, 2003. At March 31, 2004, we had $11.8 million in cash and short-term investments at the holding company.

The statutory surplus of PMA Capital Insurance Company (“PMACIC”), PMA Capital Corporation’s directly held reinsurance subsidiary, increased to $517.1 million at March 31, 2004, compared to $500.6 million at December 31, 2003. The statutory surplus of PMACIC includes $296.8 million at March 31, 2004 and at December 31, 2003 from its insurance subsidiaries comprising The PMA Insurance Group. Unassigned surplus at PMACIC grew by $16.5 million from December 31, 2003, to $33.5 million at March 31, 2004.

Segment Operating Results

Operating income (loss), which we define as net income (loss) under generally accepted accounting principles (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses. Accordingly, we report operating results by segment in the disclosures required under SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” Our management and Board of Directors use operating results as the measure of financial performance for our insurance operations because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income as the GAAP measure of our consolidated results of operations. A reconciliation of our segment operating results as discussed below to GAAP net income is provided below.

	Three months ended March 31,
(Dollars in thousands)	2004	2003

Pre-tax operating income (loss):
The PMA Insurance Group	$6,559	$8,340
Run-off Operations (1)	8,946	8,547
Corporate & Other	(5,312)	(4,643)
Net realized investment gains	8,600	4,355

Pre-tax income	18,793	16,599
Income tax expense	6,640	5,897

Net income	$12,153	$10,702

(1)

In November 2003, we announced our decision to withdraw from the reinsurance business previously served by our PMA Re operating segment. As a result of this decision, the results of PMA Re are now reported as Run-off Operations. Run-off Operations also includes the results of our former excess and surplus lines segment, Caliber One.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $6.6 million for the first quarter of 2004 compared to $8.3 million for the same period last year, primarily reflecting lower underwriting results.

Net premiums written were $135.3 million for the first quarter of 2004, compared to $194.2 million for the first quarter last year. The lower net premiums written reflect the impact of the November 2003 lowering of our A.M. Best financial strength rating from A- to B++. Our renewal retention rate on existing workers’ compensation accounts was 63% in the first quarter of 2004. New business production continued in 2004, although at a lower rate than in 2003. The PMA Insurance Group continues to obtain price increases in all of its commercial lines of business, although at lower rates of increase than in 2003. Average rate increases for workers’ compensation business were approximately 6% so far in 2004.

The combined ratio on a GAAP basis was 102.9% for the first quarter of 2004, compared to 101.3% for the same period in 2003, primarily reflecting an increase in the current accident year loss ratio. Overall loss trends in workers’ compensation are rising modestly ahead of price increases, with medical inflation being the largest driver of these loss trends. We estimate medical cost inflation, which is the primary reason for increasing loss costs in 2004, to be approximately 11%.

Net investment income was $8.0 million for the first quarter of 2004, compared to $8.3 million for the same period of 2003. The slightly lower net investment income reflects lower invested asset yields, which are down 60 basis points quarter over quarter, partially offset by a higher average invested asset base.

Run-off Operations

In November 2003, we announced our decision to withdraw from the reinsurance business previously served by our PMA Re operating segment. As a result of this decision, the results of PMA Re are now reported as Run-off Operations. Run-off Operations also includes the results of our former excess and surplus lines segment, Caliber One.

The Run-off Operations reported pre-tax operating income of $8.9 million for the first quarter of 2004, compared to $8.5 million for the same period last year. Results of the Run-off Operations are driven principally by underwriting results from our former PMA Re operating segment. We do not expect the Run-off Operations to continue to report the same level of results over the remainder of 2004 due to our expectation that earned premiums will decrease significantly over the remainder of 2004 and the unpredictability of the impact of future commutations on such results.

Corporate and Other

The Corporate and Other segment includes unallocated investment income and expenses, including debt service. Corporate and Other recorded a pre-tax operating loss of $5.3 million for the first quarter of 2004, compared to $4.6 million for the same period last year. Interest expense for the first quarter of 2004 increased by $1.2 million over the same period in 2003, primarily due to a higher average amount of debt outstanding in 2004, compared with 2003. We believe that our available holding company cash, combined with expected receipts from our tax sharing agreements, will be sufficient for us to meet our Corporate cash obligations into early 2005 without any need for dividends from our subsidiaries.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, April 30th to review our first quarter 2004 results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com by entering the Investor Information section, clicking on News Releases and then clicking on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay

800-599-9795 (Domestic)	888-286-8010 (Domestic)
617-786-2905 (International)	617-801-6888 (International)
Passcode 95297584	Passcode 11309079

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode. The replay will be available from approximately 11:30 a.m. Eastern Time on Friday, April 30th until 11:59 p.m. Eastern Time on Friday, May 7th.

Quarterly Statistical Supplement

Our First Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at www.pmacapital.com. You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
1735 Market Street
Philadelphia, PA 19103
Attention: Investor Relations

Alternatively, you may submit your request by telephone (215.665.5046) or by e-mail to InvestorRelations@pmacapital.com. We have also furnished a copy of this news release and the Statistical Supplement to the SEC under cover of Form 8-K dated April 29, 2004. A copy of the Form 8-K is available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•

our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant liabilities;

•

regulatory or tax changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•

The PMA Insurance Group’s ability to have its A- A.M. Best financial strength rating restored and the effect of its B++ A.M. Best rating on its premium writings and profitability as well as the adverse impact of any potential future downgrade of its rating;

•	the effect on The PMA Insurance Group’s premium writings, profitability and ratings due to its status as a subsidiary of PMA Capital Insurance Company;
•

the ability of the Company to have sufficient cash at the holding company to meet its debt service and other obligations, including any restrictions such as in our letter agreement with the Pennsylvania Insurance Department on receiving dividends from its insurance subsidiaries in an amount sufficient to meet such obligations;

•	the lowering or loss of one or more of the Company’s debt ratings, and the adverse impact that any such downgrade may have on our ability to raise capital and our liquidity and financial condition;
•	adequacy of reserves for claim liabilities;
•	adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs;
•	the impact of future results on the recoverability of our deferred tax asset;
•	adequacy and collectibility of reinsurance that we purchased;
•	the outcome of any litigation against the Company, including the outcome of the purported class action lawsuits;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities; and
•	other factors disclosed from time to time in our most recent Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)	March 31, 2004	December 31, 2003

Assets:
Investments and cash:
Fixed maturities available for sale	$1,825,076	$1,854,555
Short-term investments	98,385	151,332
Short-term investments, loaned securities collateral	112,689	6,300
Cash	22,311	28,963

Total investments and cash	2,058,461	2,041,150

Accrued investment income	22,820	20,870
Premiums receivable	316,771	364,125
Reinsurance receivables	1,145,314	1,220,320
Deferred income taxes	65,114	76,962
Deferred acquisition costs	71,631	83,975
Funds held by reinsureds	96,147	124,695
Other assets	231,600	255,861

Total assets	$4,007,858	$4,187,958

Liabilities:
Unpaid losses and loss adjustment expenses	$2,438,509	$2,541,318
Unearned premiums	332,391	403,708
Debt	187,566	187,566
Accounts payable, accrued expenses
and other liabilities	282,422	314,830
Funds held under reinsurance treaties	159,913	262,105
Dividends to policyholders	8,292	8,479
Payable under securities loan agreements	112,674	6,285

Total liabilities	3,521,767	3,724,291

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	228,268	216,115
Accumulated other comprehensive income	29,894	19,622
Notes receivable from officers	(66)	(65)
Treasury stock, at cost	(52,426)	(52,426)

Total shareholders' equity	486,091	463,667

Total liabilities and shareholders' equity	$4,007,858	$4,187,958

Shareholders' equity per share	$15.51	$14.80

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2004	2003

Gross premiums written	$157,860	$419,694

Net premiums written	$158,498	$350,858

Revenues:
Net premiums earned	$206,269	$274,070
Net investment income	16,758	17,645
Net realized investment gains	8,600	4,355
Other revenues	5,738	7,000

Total revenues	237,365	303,070

Expenses:
Losses and loss adjustment expenses	142,190	202,585
Acquisition expenses	47,235	56,220
Operating expenses	24,779	23,872
Dividends to policyholders	1,429	2,036
Interest expense	2,939	1,758

Total losses and expenses	218,572	286,471

Pre-tax income	18,793	16,599

Income tax expense:
Current	325	-
Deferred	6,315	5,897

Total income tax expense	6,640	5,897

Net income	$12,153	$10,702

Net income per share:

Basic	$0.39	$0.34

Diluted	$0.35	$0.34

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended March 31,
(Dollars in thousands)	2004	2003

Net premiums written:
The PMA Insurance Group	$135,286	$194,239
Run-off Operations (1)	23,362	156,875
Corporate and Other	(150)	(256)

Consolidated	$158,498	$350,858

Revenues:
Net premiums earned:
The PMA Insurance Group	$131,650	$116,241
Run-off Operations (1)	74,769	158,085
Corporate and Other	(150)	(256)

Consolidated net premiums earned	206,269	274,070
Net investment income	16,758	17,645
Realized gains	8,600	4,355
Other revenues	5,738	7,000

Consolidated revenues	$237,365	$303,070

Components of net income:
Pre-tax operating income (loss) (2):
The PMA Insurance Group	$6,559	$8,340
Run-off Operations (1)	8,946	8,547
Corporate and Other	(5,312)	(4,643)
Realized gains	8,600	4,355

Pre-tax income	18,793	16,599
Income tax expense	6,640	5,897

Net income	$12,153	$10,702

Weighted average common shares outstanding:
Basic	31,334,403	31,328,922
Diluted	36,644,561	31,328,922

(1)

In November 2003, we announced our decision to withdraw from the reinsurance business previously served by our PMA Re operating segment. As a result of this decision, the results of PMA Re are now reported as Run-off Operations. Run-off Operations also includes the results of our former excess and surplus lines segment, Caliber One.

(2)

Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating income by segment in our segment footnote disclosures as required by SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information.” We use operating income (loss) as the measure of financial performance because, (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income as the GAAP measure of our consolidated results of operations.